EXHIBIT 23.1


After the change in tax status discussed in Note 8 to the Ronnybrook Farm Dairy, Inc.'s financial statements is effected, we expect to be in a position to render the following consent.



                                                          ARTHUR ANDERSEN LLP
February 26, 1998


      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated February 26, 1998 (except for the matters described in Note 8, as to which the date is __________) and to all references to our Firm included in or made a part of this registration statement.



New York, New York
______________, 1998